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                                                                   EXHIBIT 28.1

A reconciliation of property/casualty reserves as shown on Schedule P to reserves for unpaid claims and claim expenses, as shown in the 10-K follows. Schedule P is from Continental Casualty Company's 1993 consolidated annual statutory statement provided to state insurance regulatory authorities. Statutory claim and claim expense reserves are presented net of ceded reinsurance reserve. Under generally accepted accounting principles such reserves are recorded "gross" of reinsurance. Ceded reinsurance recoverables are recorded as assets.

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PROPERTY/CASUALTY RESERVE RECONCILIATION
STATUTORY BASIS TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
DECEMBER 31                                                                                      1993
(In thousands of dollars)
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
Total claims and claim expenses per Schedule P (net of reinsurance) .......................  $17,962,503
Non-domestic affiliates ...................................................................      358,778
Ceded claims and claim expenses ...........................................................    2,490,674
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         Reserve for claims and claim expenses - Generally accepted accounting principles    $20,811,955
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